Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL ANNOUNCES PURCHASE

OF GSX MULTI-CHANNEL EQUIPMENT

MIDLAND, Texas, October 11, 2013/PR Newswire/ — Dawson Geophysical Company (NASDAQ:DWSN) today announced it has placed an order with Geospace Technologies for 9,000 stations of its three-channel GSX wireless recording system. The order includes sensors, batteries, trailers and accompanying system electronics. Delivery of the order is expected to occur in the Company’s first fiscal quarter of 2014 ending December 31, 2013.

Stephen Jumper, President and Chief Executive Officer said, “With the addition of these 9,000 stations of three-channel GSX and the 1,000 stations acquired in the fourth fiscal quarter of 2013, we will own 17,000 stations of multi-channel GSR/GSX wireless equipment. As previously announced, a portion of this equipment is anticipated to be deployed this winter season in Canada for several multi-channel projects, while the balance will remain in the U.S. to be deployed on a large multi-channel project in late fiscal first quarter 2014 and on subsequent microseismic applications. It is anticipated that this purchase will represent the largest item within our board-approved $35 million fiscal 2014 capital expenditure budget. Capital expenditures for fiscal 2013 were approximately $52 million.”

About Dawson

Dawson Geophysical Company is a leading provider of onshore seismic data acquisition services in the lower 48 states of the United States and Canada. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, disruptions in the global economy, industry competition, delays, reductions or cancellations of service contracts, high fixed costs of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2012. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.